Exhibit 10.1

JOINT DEVELOPMENT AGREEMENT

DATED: May 13 , 2015

BETWEEN:	Cat Cay Yacht Club

North Cat Cay Island, Bahamas

1050 Lee Wagener Boulevard, Suite 106
Fort Lauderdale, FL 33315

AND:	Cirque Energy Inc.

414 W. Wackerly Street
Midland, MI 48640

This binding Joint Development Agreement (“JDA”) will confirm the mutual interests and intentions regarding a proposed transaction between Cat Cay Yacht Club (“Cat Cay”) and Cirque Energy Inc. (“Cirque”) (individually a “Party” and collectively referred to as the “Parties”) as set forth below. The Parties hereby agree that they will negotiate in good faith to attempt to effectuate these transactions and enter into a definitive agreement or agreements regarding the respective transactions.

1.	Project Definition:

The Parties desire to enter into this JDA to set forth their mutual understanding, collaboration and cooperation in evaluating and advancing a proposed development project for a renewable energy generation facility which will provide an average base load of up to 600 kW of electrical energy from the CAT CAY DGU (the “Project”) for sale to Cat Cay. The initial phase of the project includes the on-site operation of a solid waste receiving and processing station. The operation will process solid waste for use as syngas fuel to partially power a conventional diesel engine generator set. The Project will use the Cirque Energy Deployable Gasification Unit technology.

The Parties seek to pursue negotiations, further study and begin preliminary engineering regarding the Project, including technological, environmental and economic evaluation and cost estimates regarding the Project. The criteria to be used in the evaluation are set forth below in Section 10. The principal terms and understanding of the key business terms to be negotiated are contained in the Term Sheet attached in Appendix 1 hereto.

2.	Conditions Precedent:

Each of the Parties acknowledges that this JDA is an expression of their present understanding and intention only, except as specifically set forth herein. Any such transactions are subject to the negotiation, execution and delivery of mutually satisfactory definitive agreements approved by their respective governing bodies in their sole discretion. In addition, there are a number of conditions precedents that must occur in order for the Parties to contemplate proceeding to execution of any definitive agreement or agreements.

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These conditions precedent include but are not limited to the following: a) mutually satisfactory economic projections; b) mutually satisfactory system performance projections: c) requisite federal, state, or local environmental, legal and regulatory approvals for the Project; d) execution of definitive agreements; and e) approval by the Parties respective Boards of Directors or Managers of any such agreement or agreements.

3.	Statement of Intent:

This JDA is specifically made subject to the obtaining of all necessary corporate authorizations required on the part of Cat Cay and Cirque, including the approval of their respective Board of Directors or Managers; the negotiation of all necessary definitive agreements to be subject, in all respects, to the approval of all Parties hereof and their counsel; and the obtaining of any necessary governmental approvals.

4.	Confidential Information:

The Parties agree that all information disclosed by one Party to the other regarding the Project, pursuant to this JDA, will be deemed to be confidential information (“Confidential Information”). The receiving party will not use (other than for the discussions under this JDA) or disclose to any third party any Confidential Information; provided, however, this restriction will not apply to any Confidential Information: (a) that is or becomes generally known to the public, not due to any fault of the receiving party; (b) that must be disclosed due to operation of law, government regulation or court order, provided that the Party required to make such disclosure gives the Party that originally disclosed the information reasonable prior notice and also uses reasonable efforts to prevent public disclosure of the disclosing Party’s Confidential Information. In the absence of a protective order or the receipt of a waiver hereunder, the Party may disclose confidential Information without liability if it is nevertheless, in the opinion of its counsel, compelled to disclose the Confidential Information to any tribunal or else be liable for contempt or suffer other censure or penalty; (c) if and to the extent required by any securities exchange or regulatory or governmental body to which that Party is subject, whether or not the requirement for information has the force of law; and (d) to its professional advisers, auditors, and bankers. The receiving Party will take any appropriate security precautions requested by the disclosing Party. Neither Party shall at any time without the prior written consent of the other make any announcement, issue any press release or make any statement to any third party (except its affiliates and representatives) regarding any of these possible transactions. The obligations under this paragraph cease on the earlier of (a) execution of a written definitive agreement by the Parties which includes terms regarding publicity regarding the proposed transactions; and (b) the issuance of a mutually agreed announcement at the mutually agreed time regarding the closing of the proposed transactions.

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5.	Public Announcements:

Except as (i) is required by applicable law or the rules of any securities exchange on which the securities of a Party or any of its affiliates are listed or (ii) in connection with any disclosure to a governmental authority having jurisdiction in connection with any transaction contemplated by this JDA or to any other interested person in any relevant proceedings by or before such government authority that is entitled pursuant to applicable law to receive the same, no Party or any affiliate thereof may issue any press release or otherwise make any oral or written public statements with respect to this JDA, the definitive agreements or the transactions contemplated hereby without first obtaining the prior written consent of the other Party, which consent may be withheld in the sole discretion of such Party. In connection with any permitted disclosure, the Party proposing to disclose must first provide a draft to, consult with and obtain the written consent of the other Party to the disclosure, such consent not to be unreasonably withheld.

6.	Notices:

Any notice required to be given under this JDA shall be in writing in the English language and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service, by email (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (at or such other address for a Party as shall be specified in a notice given in accordance with this section.

If to Cat Cay:	If to CIRQUE:

Cat Cay Yacht Club	Cirque Energy Inc.
1050 Lee Wagener Blvd, Suite 106	414 W. Wackerly Street
Ft Lauderdale, FL 33315	Midland, MI 48640
Attention: Paul Benton	Attention: Richard L. Fosgitt, P.E.
Email: pbenton@catcayyachtclub.com	Email: richf@cirque-energy.com
Phone: (242) 473-4042	Phone: (989) 513-4058

7.	No Assignment:

There shall be no assignment of this JDA or the rights and obligations hereunder by a Party without the prior written consent of the other Party.

8.	Third Party Commitments:

Neither of the Parties will be entitled to make any commitments to any third party that would be binding on any other Party without the prior written consent of such other Parties, and no rights or benefits accrue to any third party as a result of this Joint Development Agreement.

9.	Expenses:

Each of the Parties shall be responsible for payment of all of such Party’s own costs and expenses incurred by it in connection with the negotiation, execution and delivery of this JDA and the development of any written definitive agreements.

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10.	Criteria and Schedule:

The project will be evaluated on the following criteria.

1.	Electric Power Purchase Agreement (PPA), resulting in acceptable project economics for both Cirque and Cat Cay
2.	Long Term Fuel Security and Delivery Plan
3.	Finance - Validate economic analysis
4.	Identify and define other value drivers

The proposed schedule for the project, critical path items, and long lead items under this JDA are as follows:

1.	Proposal Agreement and Execute JDA	May 15, 2015
2.	Initiate Preliminary Engineering	May, 2015
3.	Initiate Air Permitting	Not Anticipated
4.	Initiate Project Financing	June 2015
5.	Complete Definitive Agreements and PPA	July 31, 2015
6.	Complete Project Financing	August 31, 2015
7.	Commercial Operations	1st Qtr. 2016

11.	Collaboration

Cat Cay acknowledges that Cirque has entered into certain supply agreements and memoranda of understanding for materials, services, engineering, technology, management and other related items. The Parties agree that the Existing Agreements and Cirque are integral parts of the success of the Project and shall not be terminated, amended or replaced (as applicable) without the prior written consent of the Parties.

Notwithstanding anything to the contrary herein, the Parties agree that Cat Cay shall have the right to review and approve project finance partners who will provide; pre-development funding, equity and/or debt financing for the Project, provided that the terms for such equity and debt financing shall be subject to market conditions.

12.	Governing Law:

This JDA shall be governed by and construed in accordance with the laws of the State of Florida.

13.	Termination

a.	Unless otherwise agreed in writing by Cat Cay and Cirque, this Agreement shall terminate on the earlier to occur of (a) the Closing Date Deadline of August 31, 2015, (b) the date upon which the Project achieves financial close, (c), ten (10) business days following the delivery of a written notice from Cat Cay to Cirque stating that Cat Cay wishes to terminate this agreement for convenience, such notice may be delivered at any time prior to the Closing Date Deadline or (d) upon the mutual agreement of the parties.

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b.	Cirque and Cat Cay agree that the success of the Project requires successfully obtaining various approvals and agreements. The following items are considered integral to the success of the Project:

i.	Power Purchase Agreement (PPA) – A contract between Cirque and Cat Cay Dairy, who will purchase substantially all of the electric power generated by the Project for a mutually acceptable term and price.

ii.	Permits and Approvals – All required local, State, and Federal permits that may be required for the Project, including, but not limited to, zoning, site plan approval, air permit, and other environmental approvals.

iii.	Project Finance – Cirque to obtain project financing through equity, debt, or some other combination thereof as necessary to fully develop and construct the project by the Closing Date Deadline of August 31, 2015.

Cirque will work to achieve these approvals and agreements for the Project. Failure to obtain any of these items as needed may effectively terminate the Project. Should Cirque and Cat Cay mutually agree to terminate the Project, or should Cirque or Cat Cay individually terminate the project, then Cat Cay will have no obligation to reimburse Cirque for any expenses incurred.

c.	Upon termination of this Agreement, neither Cirque nor Cat Cay shall have any further liability to each other under the terms of this Agreement.

d.	Except as otherwise set forth in this Agreement, after the termination of this Agreement for any reason other than reaching financial closing of the Project, Cat Cay will promptly return all of Cirque's confidential information, including all reproductions and copies thereof in any medium.

14.	Binding Provisions.

Notwithstanding anything to the contrary herein, Sections 4-14 shall be binding on the Parties.

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Please indicate your acceptance of the foregoing as a statement of our mutual intention, which intention is subject in all respects to the conditions stated hereinabove and to the execution and delivery of the definitive agreements referred to above.

CAT CAY YACHT CLUB		CIRQUE ENERGY INC.

By:	/s/ Paul Benton	By:	/s/ Richard L. Fosgitt, PE

Paul Benton		Richard L. Fosgitt, PE
(Print)

Title:	Alternative Energy Manager	Title:	Vice President

Date:	5/13/15	Date:	May 13, 2015

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APPENDIX 1

Term Sheet

Buyer	Cat Cay Yacht Club

Seller	Cat Cay DGU Station, LLC (“CCD”) a subsidiary of Cirque Energy Inc.

Location	North Cat Cay Island, Bahamas

Expected Commercial Operation Date	First Quarter 2016

Summary	This electric generating facility which will provide an average base load generation of up to 600 kWh’s per hour (kWh) at 90% availability for an annual total of up to 4,700 kWh’s of electrical energy from the Cat Cay DGU (the “Project”).

Description of Technology and Scope of Facility	For the Project, the DGU system will consist of the following components:

•	One (1) 600 kW dual fuel engine generator
•	Deployable gasification unit (DGU) module
•	Fuel handling module

It is anticipated that the generation facility will be located on approximately 0.5 acres of the Cat Cay facility to be located at the main Cat Cay generator station.

The facility will be designed, constructed and maintained by CCD to provide in excess of 25 years of service, recognizing that periodic replacement of motors, pumps, valves and engine components, etc. will be an on-going maintenance requirement.

Contract Capacity	Cirque proposes a Power Contract Capacity of 600 KW of electricity from the Cat Cay DGU Station (the “Project”) to be located in Cat Cay, Bahamas. The proposed generation facility will provide an estimated minimum of (90%) availability for a total annual electrical generation of up to 4,700 MWh of electricity, based on an average generation capacity of 600 KW.

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Power Purchase Agreement (“PPA”) Term	The initial term for any Purchase Power Agreement shall be ten (10) years beginning on the Commercial Operations Date of the facility, currently estimated to be March 15, 2016. Two (2) five (5) year renewal options shall be negotiated and provided for in the PPA.

Pricing Structure Overview	The proposed pricing structure consists of an Energy Payment, Capacity Payment and O&M Payment assuming operating at up to 100% of stated capacity at 90% availability. Operating at under dispatch conditions may require adjustment based upon expected operational profiles which will be mutually agreed upon.

Pricing	To Be Determined. Based on initial evaluations, Cirque Energy estimates that the proposed Project can provide Cat Cay with an initial annual electric price of $0.25-$0.30 per kWH, net of any pilot diesel fuel expenses. Cirque will work with Cat Cay to determine an energy pricing structure that minimizes risks and maximizes economic benefits for both parties’ interests.

Scheduling and Dispatch	The Project shall be designed and is intended to run at 100% of design capacity on a continuous basis. The actual project generation rate will be dependent on overall island energy demand, solar field production, and the availability of sufficient waste fuel supplies.

Operations and Maintenance	Cirque will be responsible for operations and maintenance (O&M) of the CCD facility. Cat Cay personnel will be responsible for delivering the waste fuels to the CCD facility and depositing the fuels into the DGU infeed hopper.

Cirque intends to contract with a major third party O&M provider, (i.e. Veolia Energy) to provide the necessary O&M services for the facility. The O&M provider is subject to review and approval by Cat Cay. The O&M provider will have a direct point of contact with Cat Cay for coordination of routine operations.

Scheduled Maintenance	Actual overhaul duration and frequency will be based on prudent industry practice and manufacturer recommendations. CCD will use commercially reasonable efforts to complete all maintenance expeditiously and place the unit back into service as soon as practical. All Planned Maintenance will be scheduled in advance and coordinated with Cat Cay.

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Power Delivery Point	The Power Delivery Point shall be at the project site or at one or more alternate Power Delivery Point(s) subject to mutual agreement of the parties.

Fuel Supply	The engine generators will be designed for being fully fired on diesel fuel as required.

Cirque Energy will work with Cat Cay to develop an economically viable waste strategy that will allow CCD to reduce diesel fuel consumption by generating syngas to replace diesel fuel usage. This process will use Cirque Energy’s proprietary DGU technology.

Site Requirements	It is anticipated that approximately 0.5 acres or less will be required for the immediate plant site.

Project Ownership And Financing	The estimated capital required to design, construct and initially operate the proposed project is over $2.0 million, including all soft costs which will include but are not limited to the following: financing, operating budgets, fuel purchasing, and working capital.

Cirque and/or its investment partners will provide and arrange debt for the project necessary to construct and permanently fund the project. Cirque represents that it has the experience and knowledge to properly structure developments to attract non-recourse financing; the relationships and credibility to access the capital markets to secure funding; and the common sense and experience to be conservative in the structure and ownership of the project companies.

Cirque anticipates using non-recourse financing alternatives to fund the Project Company. Non-recourse financing can and often does include: construction loans, bridge loans, permanent senior debt, credit revolvers, environmental (public) funds, hybrid equity (tax equity), and straight equity. Cirque has existing relationships with an Annapolis, MD and Washington, DC based investment banking firms that, on a preliminary basis, have evaluated the opportunity to provide funding for this project. Subject to the successful completion of the power purchase agreement and the project due diligence process, they are confident that the project can be financed.

Cirque cannot guarantee that successful project financing will be secured. The offers contained within this document can only be provided upon securing complete, appropriate and acceptable financing for the Project.

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Corporate and Equity Structure	In order to meet the mutual objectives of the parties for development of the Cat Cay DGU Station and future Bahamas projects, two new corporate entities will be formed. (Names are for illustrative purposes only.):

•	Cirque Energy Bahamas Development, LLC
•	Cat Cay DGU Station, LLC

Project Terms And Conditions	Successful and timely completion of the project will depend on negotiating a power purchase agreement (PPA) between Cirque Energy and Cat Cay. We would expect that the PPA documents will contain concepts that would be customary for an agreement of this type, such as:

•	Development and Construction Milestones
•	Construction and Seller’s Security
•	Sale and Purchase Obligations
•	Operation of Unit
•	Scheduling and Replacement Costs
•	Interconnection
•	Quality
•	Metering
•	Billing and Payment terms
•	Records, Reports, Interface
•	Representations and Warranties;
•	covenants of Seller and Purchaser
•	Taxes
•	Insurance
•	Force Majeure Events
•	Termination and Default
•	Indemnification and Liability
•	Dispute Resolution
•	Safety and Security

This listing should not be construed to be exhaustive, but an expectation of the major topics to which a successful PPA can be built.

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